Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil to participate in ExxonMobil Canada Ltd.’s acquisition of Celtic Exploration

—    Imperial Oil to participate as a 50% owner

—    Agreement includes 649,000 net acres in the Montney and Duvernay shales in Alberta

Calgary, AB, November 28 , 2012 - Imperial Oil today announced it will participate as a 50-percent owner with ExxonMobil Canada Ltd. in Celtic Exploration Ltd. (“Celtic”). The acquisition of 100 percent of Celtic by ExxonMobil Canada announced on October 17, 2012 is conditional upon approval by Celtic Exploration’s shareholders and Canadian regulatory authorities. Imperial Oil’s participation will occur immediately after the acquisition closes, by means of a sale of a 50-percent interest in Celtic from ExxonMobil Canada to Imperial Oil. This investment represents a $1.55 billion commitment by Imperial Oil.

ExxonMobil Canada and Imperial Oil will acquire 545,000 net acres in the liquids-rich Montney shale, 104,000 net acres in the Duvernay shale and additional acreage in other areas of Alberta. Current production of the acreage to be acquired is 72 million cubic feet per day of natural gas and 4,000 barrels per day of condensate and natural gas liquids. The assets were estimated by Calgary-based Celtic Exploration at December 31, 2011 to include an estimated 128 million oil equivalent barrels of proved plus probable reserves, of which 24 percent are condensate and natural gas liquids and 76 percent natural gas.

“This acquisition will allow Imperial to diversify its strong resource base in Canada with an attractive liquids-rich natural gas play” said Bruce March, Chairman and Chief Executive Officer of Imperial Oil Limited. “We continue to leverage our strong balance sheet and solid financial position to grow the company through strategic resource capture in key opportunity areas. This new venture represents a significant opportunity to leverage ExxonMobil’s expertise in shale gas development and add value for Imperial shareholders.

Imperial Oil is one of Canada’s largest corporations and leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

For more information:
Media relations	Investor relations
Pius Rolheiser	John Charlton
(403) 237-2710	(403) 237-4537